CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 033-19946 on Form N-4 of our report dated March 6, 2020 relating to the financial statements of Talcott Resolution Life Insurance Company, and our report dated April 16, 2020 relating to the financial statements and financial highlights of the individual Sub-Accounts which comprise Talcott Resolution Life Insurance Company Separate Account Two, both appearing in the Statement of Additional Information, which is incorporated by reference to this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

September 11, 2020